                                                               Exhibit 1.A(5)(b)


                       Variable Estate Design -- New York
                              POLICY ILLUSTRATION
                                Variable Account

The purpose of this illustration is to show how the performance of the underlying variable investment options could affect the policy cash value and death benefit assuming the current policy costs continue. This illustration is hypothetical and may not be used to project or predict investment results.

Premiums are paid at the beginning of the month. The cash value and death benefit are shown as of the end of each policy year.

Prepared to:

May 2001 Prospectus
  Male 55 Standard No Tobacco
2nd Client
  Female 55 Standard No Tobacco

Initial Total Face Amount: $250,000
Initial Death Benefit Option: A (Level)            Death Benefit Guarantee (DBG)
                                                              to end of year: 27
Monthly Premium: $250.71                 Initial Minimum Annual Premium for DBG:
                                                                       $3,008.52

                                                     CURRENT POLICY COSTS
                          -----------------------------------------------------------------------------
                             0.00% Gross Hypothetical Return         12.00% Gross Hypothetical Return
                          (-1.72% Net Yrs 1-10, -1.07% Yrs 11+)     (10.28% Net Yrs 1-10, 10.93% Yrs 11+)
                          -----------------------------------------------------------------------------
 End      End                                                                         Cash
 of        of     Premium    Accumulation     Cash        Death      Accumulation    Surrender      Death
 Age      Age     Outlay        Value       Surrender    Benefit        Value          Value       Benefit
 ----     ----    -------    ------------   ----------   --------    ------------    ---------    --------
 1    56   56      3,009        2,333           208       250,000        2,483           358       250,000
 2    57   57      3,009        4,625         2,500       250,000        5,218         3,093       250,000
 3    58   58      3,009        6,876         4,751       250,000        8,228         6,103       250,000
 4    59   59      3,009        9,083         6,958       250,000       11,540         9,415       250,000
 5    60   60      3,009       11,246         9,121       250,000       15,183        13,058       250,000
                  ------
                  15,043
 6    61   61      3,009       13,363        11,450       250,000       19,187        17,274       250,000
 7    62   62      3,009       15,430        13,730       250,000       23,584        21,884       250,000
 8    63   63      3,009       17,444        15,956       250,000       28,412        26,925       250,000
 9    64   64      3,009       19,401        18,126       250,000       33,710        32,435       250,000
 10   65   65      3,009       21,295        20,232       250,000       39,519        38,457       250,000
                  ------
                  30,085

 15   70   70      3,009       30,593        30,593       250,000       80,763        80,763       250,000

 20   75   75      3,009       35,755        35,755       250,000      147,420       147,420       250,000
 25   80   80      3,009       31,055        31,055       250,000      261,063       261,063       274,116
*30   85   85      3,009            0             0             0      452,182       452,182       474,792
 35   90   90      3,009            0             0             0      762,129       762,129       800,235

 40   95   95      3,009            0             0             0    1,273,848     1,273,848     1,286,587

 45  100  100      3,009            0             0             0    2,155,537     2,155,537     2,155,538


* Year 30, Month 9
  Based on current costs and 0% hypothetical rate of return illustrated, the policy would lapse and cannot be illustrated. Additional premiums would be required to continue the coverage.

                              POLICY ILLUSTRATION
                                Variable Account

The purpose of this illustration is to show how the performance of the underlying variable investment options could affect the policy cash value and death benefit assuming the maximum policy costs guaranteed in the policy were charged. This illustration is hypothetical and may not be used to project or predict investment results.

Premiums are paid at the beginning of the month. The cash value and death benefit are shown as of the end of each policy year.

Prepared for:
May 2001 Prospectus
 Male 55 Standard No Tobacco
2nd Client
 Female 55 Standard No Tobacco
Initial Total Face Amount: $250,000
Initial Death Benefit Option: A(Level)      Death Benefit Guarantee (DBG) to end
                                                                     of year: 27
Monthly Premium: $250.71       Initial Minimum Annual Premium for DBG: $3,008.52


                                                          MAXIMUM GUARANTEED POLICY COSTS
                              ----------------------------------------------------------------------------------
                                   0.00% Gross Hypothetical Return          12.00% Gross Hypothetical Return
                               (-2.02% Net Yrs 1-10, -1.37% Years 11+)   (9.98% Net Yrs 1-10, 10.63% Years 11+)
                              ----------------------------------------------------------------------------------

End      End                   Accum-        Cash                             Accum-         Cash
 of     of Yr     Premium     ulation     Surrender      Death               ulation      Surrender      Death
 Yr      Age       Outlay      Value        Value       Benefit                Value        Value       Benefit
                  -------     -------     ---------     -------              -------      ---------     -------
  1    56   56       3,009       2,287         162       250,000                 2,434           309     250,000
  2    57   57       3,009       4,499       2,374       250,000                 5,077         2,952     250,000
  3    58   58       3,009       6,632       4,507       250,000                 7,943         5,818     250,000
  4    59   59       3,009       8,680       6,555       250,000                11,047         8,922     250,000
  5    60   60       3,099      10,636       8,511       250,000                14,404        12,279     250,000
                    ------
                    15,043

  6    61   61       3,009      12,492      10,580       250,000                18,031        16,118     250,000
  7    62   62       3,009      14,237      12,537       250,000                21,940        20,240     250,000
  8    63   63       3,009      15,856      14,368       250,000                26,143        24,656     250,000
  9    64   64       3,009      17,327      16,052       250,000                30,650        29,375     250,000
 10    65   65       3,009      18,629      17,567       250,000                25,470        34,407     250,000
                    ------
                    30,085

 15    70   70       3,009      22,672      22,672       250,000                67,203        67,203     250,000

 20    75   75       3,009      15,999      15,999       250,000               111,611       111,611     250,000

 25    80   80       3,009           0           0       250,000               177,791       177,791     250,000

 30    85   85       3,009           0           0             0               296,808       296,808     311,648

 35    90   90       3,009           0           0             0               490,485       490,485     515,009

 40    95   95       3,009           0           0             0               801,578       801,578     809,594

 45   100  100       3,009           0           0             0             1,342,853     1,342,853   1,342,854


* Year 28, Month 1
  Based on the maximum guaranteed costs and a 0% hypothetical rate of return illustrated, the policy would lapse and cannot be illustrated. Additional premiums would be required to continue the coverage.

                  VALUABLE INFORMATION ABOUT YOUR ILLUSTRATION

This is an illustration, not a contract, and must be preceded or accompanied by a current Prospectus.

This illustration does not recognize that, because of inflation, a dollar in the future has less value than a dollar today.

The values illustrated comply with the Internal Revenue Code definition of life insurance.

Premium Outlay is the total out of pocket expense. The premium outlay represents the premiums paid, less any withdrawals and loans, plus loan interest paid in cash. The premium outlay is shown on an annual basis.

GROSS HYPOTHETICAL RETURNS. The gross hypothetical annual returns shown are illustrative only and should not be deemed a representation of past or future rates of return. No representation may be made by your registered representative or ReliaStar Life Insurance Company of New York that these hypothetical rates of return can be achieved or sustained over any period of time. The death benefits and cash surrender values for a policy will be different from those shown, even if the actual rates of return averaged the hypothetical rate of return illustrated over a period of years but fluctuated above or below that average at any time during the period.

VARIABLE INVESTMENT OPTIONS. The amounts shown for the death benefits, accumulation values and cash surrender values in this illustration are based on the choice of variable investment options, a hypothetical gross rate of return, policy charges, the actual portfolio expenses charged by the variable investment option reflecting any expenses voluntarily absorbed by the variable investment option or fund managers as described in the Prospectus. The arithmetic average of the annual expenses of all variable investment options is 0.60%.

After deduction of the portfolio operating expenses and the mortality and expense risk charge, illustrated gross annual investment returns of 0.00% and 12.00% correspond to net annual returns of -1.50% and 10.50% respectively for amounts invested in the variable investment options.

For current costs, the mortality and expense risk charge on an annual basis is equal to 0.90% of the Variable Account assets for years one through ten, and 0.25% thereafter. For maximum guaranteed costs, the variable accumulation value charge on an annual basis is equal to 1.20% in years one through ten, and 0.55% thereafter.

The death benefits, accumulation values and cash surrender values assume that the accumulation value is at all times invested according to the illustrated allocations. Variable investment options can be changed or transferred between the investment options of the policy without creating a taxable event. Currently, there is no charge on the first 24 transfers in a policy year, but there is a charge of $25.00 for each subsequent transfer. We reserve the right to limit transfers to twelve per policy year and charge $25.00 for transfers in excess of twelve per policy year.

FIXED ACCOUNT. A portion of premiums and accumulation values may also be allocated to the Fixed Account. The Fixed Account is an interest paying account that offers a guarantee of both principal and interest at a minimum annual rate of 4% on amounts credited to the account. ReliaStar Life Insurance Company of New York has complete ownership and control of all of the assets of the Fixed Account. For current interest crediting rates on the Fixed Account, ask your registered representative.

DEATH BENEFIT GUARANTEE. A death benefit guarantee is in effect for 27 policy years provided minimum premiums (net of policy loans and withdrawals) are paid. The death benefit guarantee prevents the policy from lapsing during this period even if the cash surrender value is not sufficient to cover the monthly deduction due. The death benefit guarantee allows for financial security regardless of variable investment option performance. Please see the Prospectus for a full explanation of this provision.

MINIMUM MONTHLY PREMIUM. A minimum monthly premium of $250.71 is required to issue the policy and is guaranteed to maintain the base policy death benefit guarantee. This minimum premium will change if increases or decreases are made in any of the policy benefits.

DEDUCTIONS AND CHARGES. A premium expense charge is deducted from each premium paid. The accumulation value of the policy is subject to several charges: a monthly amount charge for the base policy and any riders (for 20 policy years after issue or any increase), a mortality and expense risk charge, and the cost of insurance for the base policy and any riders. Surrender charges are applicable for the first 15 years and for the first 15 years following any requested increase in the face amount.

POLICY SPLIT OPTION RIDER. Allows the policyowner to split the policy into two individual cash value life insurance policies in the event of a divorce of the insureds, dissolution of a business partnership of the insureds, or if there is a change in the federal estate tax laws that would eliminate the unlimited martial deduction or reduce by at least 50% of the estate taxes payable at death. Evidence of insurability on each insured may be required to exercise this option. There is no charge for this rider.

TAXATION. Tax laws are complex and change frequently. Changes in premium payments from those illustrated or other changes made to the illustrated policy after issue may result in classification as a Modified Endowment contract (MEC). Distributions from a Modified Endowment Contract, including loans, are taxable as income in the year received to the extent that the accumulation value of the policy prior to the distribution exceeds the total premiums paid. In addition, distributions may be subject to an additional 10% income tax penalty if taken before age 59-1/2. For complete information on how distributions from this policy may affect your personal tax situation, always consult your professional tax advisor.

ISSUER. Variable Estate Design is a product of ReliaStar Life Insurance Company of New York located at 1000 Woodbury Road, Suite 102, Woodbury, NY 11797. The general distributor is Washington Square Securities, Inc., an affiliated company, member NASD/SIPC, located at 20 Washington Avenue South, Minneapolis, MN 55401 (612-372-5507). Form #85-438.

INITIAL PREMIUM LIMITS SUMMARY.
    Guideline Level Premium:                      $5,367.27
    Guideline Single Premium:                    $59,587.17
    MEC 7-Pay Premium:                           $13,255.48

                      ILLUSTRATION SUMMARY AND DISCLOSURE
                                Variable Account

This page summarizes information from the previous ledger pages and outlines some important policy provisions. Review the information presented below. If acceptable, sign, date, and return this illustration, along with the application for insurance, to ReliaStar Life Insurance Company of New York.

Prepared for:

May 2001 Prospectus
     Male 55 Standard No Tobacco
2nd Client
     Female 55 Standard No Tobacco

Initial Total Face Amount: $250,000
Initial Death Benefit Option: A (Level)                          Death Benefit Guarantee (DBG) to end of year:27
Monthly Premium: $250.71                                       Initial Minimum Annual Premium for DBG: $3,008.52

This summary is based on the premium outlay in the policy illustration. The cash value and death benefit are shown as of the end of the year.


                               GUARANTEED COSTS                            CURRENT COSTS
                          -------------------------    -------------------------------------------------------
                          0.00% Gross Annual Return    0.00% Gross Annual Return    12.00% Gross Annual Return
                             (-2.02% Net Yrs 1-10,        (-1.72% Net Yrs 1-10,       (10.28% Net Yrs 1-10,
                                -1.37% Yrs 11+)              -1.07% Yrs 11+)              10.93% Yrs 11+)
                          -------------------------    -------------------------    --------------------------
Year 10
  Cash Surrender Value:             17,567                       20,232                        38,457
  Death Benefit:                   250,000                      250,000                       250,000

Year 20
  Cash Surrender Value:             15,999                       35,755                       147,420
  Death Benefit:                   250,000                      250,000                       250,000

Projected age when
  Death Benefit Ends:                   27                           29                            44


------------------
[FN]
You may adjust your payment amounts, within limits, to extend or increase the cash value and death benefit.

I understand that:

PURCHASE OF LIFE INSURANCE. I am buying a flexible premium cash value variable life insurance policy issued by ReliaStar Life Insurance Company of New York.

RECEIPT OF PROSPECTUS. I received the current Prospectus describing the terms and operation of the policy and the underlying portfolio. I'm keeping the Prospectus for further reference. I understand the policy has some features comparable to and others different from a traditional life insurance policy. I realize this Disclosure Statement highlights some, but not all, of the important aspects of the policy and that I should examine the Prospectus prior to purchasing a policy.

INSURANCE PROTECTION. The policy provides insurance protection until the younger joint insured's age 100, if the cash surrender value, as explained in the Prospectus, is sufficient to pay the monthly charges. After age 100 of the younger joint insured, the policy stays inforce, but the death benefit reduces to equal the accumulation value.

VARIABLE INVESTMENT OPTIONS ALLOCATION. I may allocate a net premium (amount remaining after expense deductions) among one or more variable investment options, each of which invests in one of the available portfolios. Each portfolio has a different investment objective, as described in the current Prospectus. In allocating net premiums to a available investment option, the investment performance of the underlying portfolios I select will impact the policy accumulation value and may impact the death benefit. Thus, the investment risk for those amounts is mine, and no minimum accumulation value in any variable investment option(s) is guaranteed. I may also allocate net premiums to the Fixed Account, which the Company guarantees both as to principal and interest at a minimum annual rate of 4.0%.

SELECTED PORTFOLIO. The variable investment options have varying portfolio operating expenses. This illustration assumes the arithmetic average of the annual expense of all variable investment options is 0.82%.

ILLUSTRATIONS. The illustrations in the Prospectus present hypothetical investment results and those presented by the Company's representative will utilize hypothetical and/or historical investment results. Neither hypothetical nor historical investment returns are guaranteed. The cash value feature is based on the value of the variable investment options underlying the policy. The cash value is not guaranteed, and because of the risk inherent in a variable policy, it may lose value. The values set forth are illustrative only and are not intended to predict actual performance. They are intended to help explain how the policy operates and are not deemed to represent future investment results. Actual investment results may be more or less and depend on a number of factors, as explained in the Prospectus.

CHARGES AND DEDUCTIONS. As described in the Prospectus, there are (a) charges made against each premium payment and (b) monthly deductions against the accumulation value for the cost of insurance, administrative charges, amount charges, and mortality and expense risks assumed by the Company. If I surrender the policy or allow it to lapse during the first 15 years after issue or an increase, a surrender charge will be imposed.

LOANS AND WITHDRAWALS. Policy loans and partial cash withdraws are available, subject to certain limits and charges as explained in the Prospectus. Excessive policy loans and withdrawals may cause the policy to lapse. If, at any time, the amount of the policy loan exceeds the cash surrender value, the grace period goes into effect and the policy may lapse. Policy loans and partial withdrawals may cause the death benefit guarantee to terminate. Policy loans and withdrawals will reduce the policy's death benefit and available cash value.

TAX MATTERS. The Company does not provide legal or tax advice in reference to this life insurance policy. I acknowledge that the section in the Prospectus, "Federal Tax Matters", is not intended to be a complete description of the tax status of the policy.

------------------------------------------            ----------------------
Applicant or Policy Owner                             Date


------------------------------------------            ----------------------
Applicant or Policy Owner                             Date


------------------  ----------------------
Date of Prospectus  Prospectus Form Number


------------------------------------------            ----------------------
                                                      Date

                          VARIABLE INVESTMENT OPTIONS

The amounts shown for the death benefits, accumulation values and cash surrender values in this illustration are based on the choice of variable investment options, a hypothetical gross rate of return, policy charges, the actual portfolio expenses charged by the variable investment option reflecting any expenses voluntarily absorbed by the variable investment option or fund managers as described in the prospectus, and the assumption that the accumulation value is at all times invested according to these allocations.

                                                              Actual Portfolio
Variable Investment Options                                   Operating Expense
---------------------------                                   -----------------
AIM V.I. Dent Demographic Trends Fund                                1.40%
Alger American Growth Portfolio                                      0.79%
Alger American Leveraged AllCap Portfolio                            0.93%
Alger American MidCap Growth Portfolio                               0.85%
Alger American Small Capitalization Portfolio                        0.90%
Fidelity VIP Equity-Income Portfolio -- Initial Class                0.56%
Fidelity VIP Growth Portfolio -- Initial Class                       0.65%
Fidelity VIP High Income Portfolio -- Initial Class                  0.69%
Fidelity VIP Money Market Portfolio -- Initial Class                 0.27%
Fidelity VIP II Contrafund Portfolio -- Initial Class                0.65%
Fidelity VIP II Investment Grade Bond Portfolio -- Initial Class     0.54%
Fidelity VIP II Index 500 Portfolio -- Initial Class                 0.28%
Janus Aspen Series Aggressive Growth Portfolio                       0.67%
Janus Aspen Series Growth Portfolio                                  0.67%
Janus Aspen Series International Growth Portfolio                    0.76%
Janus Aspen Series Worldwide Growth Portfolio                        0.70%
Neuberger Berman AMT Limited Maturity Bond Portfolio                 0.76%
Neuberger Berman AMT Partners Portfolio                              0.87%
Neuberger Berman AMT Socially Responsive Portfolio                   1.53%
OCC Equity Portfolio                                                 0.91%
OCC Global Equity Portfolio                                          1.10%
OCC Managed Portfolio                                                0.83%
OCC Small Cap Portfolio                                              0.89%
Pilgrim VP SmallCap Opportunities Portfolio                          0.90%
Pilgrim VP Growth Opportunities Portfolio                            0.90%
Pilgrim VP Growth + Value Portfolio                                  0.80%
Pilgrim VP High Yield Bond Portfolio                                 0.80%
Pilgrim VP International Value Portfolio                             1.00%
Pilgrim VP MagnaCap Portfolio                                        0.90%
Pilgrim VP MidCap Opportunities Portfolio                            0.90%
Pilgrim VP Research Enhanced Index Portfolio                         0.90%
Putnam VT Growth and Income Fund -- Class 1A Shares                  0.50%
Putnam VT New Opportunities Fund -- Class 1A Shares                  0.59%
Putnam VT Voyager Fund -- Class 1A Shares                            0.57%

Arithmetic average of the annual expenses of all variable options    0.82%

In this illustration, investments have been allocated to each of the variable investment options in an equal proportion. We recommend that you review an illustration with your planned allocation, as it will likely differ.

After deduction of the portfolio operating expenses and the mortality and expense risk charge, illustrated gross annual investment returns of 0.00% and 12.00% correspond to net annual returns of -1.72% and 10.28% respectively for amounts invested in the variable investment options.

The death benefits, accumulation values and cash surrender values assume that the accumulation value is at all times invested according to the illustrated allocations.

These are assumed values which are not guaranteed and your actual experience may vary. See the summary pages for assumptions and guaranteed values.